SKYWATER TECHNOLOGY, INC.
2021 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units	This Agreement evidences an award of RSUs in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement and the Plan.
Transferability
Your RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your RSUs.

Vesting
Your RSUs shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement, so long as you continue in Service on each applicable vesting date.
The determination of the number of RSUs that may vest on each applicable Vesting Date shall be subject to the rounding convention approved by the Committee (or its designee), which convention may rely on rounding down fractional shares.
You may not vest in more than the number of shares of Stock covered by your RSUs, as set forth on the cover sheet of this Agreement.
Notwithstanding your vesting schedule, the RSUs shall become 100% vested upon your termination of Service due to your death or Disability. No additional portion of your RSUs shall vest after your Service has terminated for any reason.

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.
Your employer may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

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Change in Control
Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, if assumed or substituted for, the RSUs shall become 100% vested upon your Involuntary Termination within the twelve (12)-month period following the consummation of the Change in Control.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company, an Affiliate, or their successors for reasons other than Cause; or (ii) your voluntary resignation for “good reason” as defined in a written employment or other written compensatory agreement between you and the Company or an Affiliate, or if none, then your voluntary resignation following the occurrence, without your written consent, of one or more of the following: (x) a material reduction in your base salary, target annual or long-term incentive compensation (whether payable in cash or otherwise), or health and welfare benefits, unless such reduction is part of an across-the-board reduction for all employees who are in the same salary grade as you as of the time of such reduction, (y) your demotion of more than one job grade, or (z) relocation of your principal work location to a location more than fifty (50) miles from the work location to which you are currently assigned. For a voluntary resignation to qualify as for “good reason,” you must provide written notice to the Company or its successor of any of the foregoing occurrences within ninety (90) days of the initial occurrence; the Company must fail to remedy such occurrence within the thirty (30)-day cure period following the date of such written notice; and you must resign within sixty (60) days after the Company’s cure period has ended. Notwithstanding the foregoing and notwithstanding the definition of “good reason” contained in a written employment or other written compensatory agreement between you and the Company or any Affiliate, if your resignation is solely due to a material adverse change or reduction in your duties, responsibilities, authority or title, such resignation shall not be considered “good reason” for purpose of this award.

Forfeiture of Unvested RSUs
Unless the termination of your Service triggers accelerated vesting or other treatment of your RSUs pursuant to the terms of this Agreement, the Plan, a written employment or other written compensatory agreement between you and the Company or an Affiliate, or a written compensatory program or policy of the Company or an Affiliate otherwise applicable to you, you will immediately and automatically forfeit to the Company all of your unvested RSUs in the event your Service terminates for any reason.

Forfeiture of Rights
You understand and agree that if the Company, acting through the Committee, determines that you engaged in Conduct Detrimental to the Company during your Service or during the twelve (12)-month period following the termination of your Service, (i) your unvested RSUs shall immediately and automatically expire; and (ii) if you have vested in any RSUs during the twenty-four (24)-month period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (a) for any shares of Stock that you have sold prior to receiving notice of the foregoing determination from the Company, the amount will be the proceeds received from any and all sales of those shares of Stock, and (b) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive such notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the shares or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion). You understand and agree that the forfeiture and/or repayment under this Agreement is separate from and does not preclude the Company from seeking relief based on your conduct that constitutes Conduct Detrimental to the Company.

For purposes of this provision, “Conduct Detrimental to the Company” means:

(i)You engage in serious misconduct, whether or not such serious misconduct is discovered by the Company prior to the termination of your Service;

(ii)You breach your obligations to the Company or an Affiliate under any of your written agreements with the Company or an Affiliate; or
(iii)You engage in Conflicting Activities (as defined below).

For purposes of this Agreement, “Conflicting Activities” means, without advance, express, written consent of the Company’s Chief Human Resources Officer:

(i)You are or become a principal, owner, officer, director, shareholder, or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Direct Competitor (as defined below);

(ii)You are or become a partner or joint venturer in any business or other enterprise or undertaking with a Direct Competitor;

(iii)You work or perform services (including contract, consulting, or advisory services) for a Direct Competitor in any geographic area where the Company or an Affiliate materially conducts business, if your services are similar in any material way to the services you performed for the Company or an Affiliate in the twelve (12) months preceding the termination of your Service;

(iv)Except for communications made on behalf of the Company or an Affiliate in the scope of your Service, you advise, assist, attempt to influence or otherwise induce or persuade (or assist any other person in advertising, attempting to influence or otherwise induce or persuade) any person employed by the Company or an Affiliate to end such employment with the Company or an Affiliate; or

(v)You solicit, divert, take away, or attempt to solicit, divert or take away, directly or by assistance of others, any business from the Company’s clients or customers, including actively sought clients or customers, with whom you have or have had material contact during your Service for purposes of providing products or services that are competitive with those provided by the Company.

For purposes of this Agreement, the term “Direct Competitor” means any entity or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or actively developed by the Company as of the date your Service ends.

You understand and agree that neither this provision nor any other provision of this Agreement prohibits you from engaging in Conflicting Activities but only requires the forfeiture and/or repayment as set forth herein if you engage in Conflicting Activities. If you desire to engage in Conflicting Activities, you agree to seek written consent from the Company’s Chief Human Resources Officer prior to engaging in the Conflicting Activities. If you enter into any business, employment, or service relationship during your Service or within the twelve (12) months following the termination of your Service, you agree to provide the Company sufficient information regarding the relationship to enable the Company to determine whether that relationship constitutes Conflicting Activities. You agree to provide such information within five (5) business days after entering into the business, employment, or service relationship.

Notwithstanding the forgoing definition of Conflicting Activities, if you are employed in:

(a)the State of California, North Dakota or Oklahoma as of your termination date, then none of the restrictions described in the definition of Conflicting Activities will be applicable to you after your termination of Service;

(b)the State of Colorado, then the restrictions of clauses (i), (ii), (iii) and (v) thereof are not applicable to you after your termination of Service if your annualized cash compensation (as defined in Colorado law) on the date this Agreement is entered into and at the time of your termination of employment, is less than the relevant threshold amount (as defined in Colorado law);

(c)Washington, D.C. for at least 50% of your working time, or the States of Maine, Maryland, New Hampshire, Rhode Island, Virginia, or Washington, then the restrictions of clauses (i) through (iii) thereof are not applicable to you after your termination of Service if your compensation from the Company and its Affiliates (as determined under applicable state law) is less than the threshold amount (as determined under applicable state law);

(d)the State of Illinois, then none of the restrictions described in the definition of Conflicting Activities will be applicable to you after your termination of Service if your annualized rate of earnings (as defined in Illinois law) is less than the threshold specified in the Illinois Right to Work Act;

(e)the State of Massachusetts, then the restrictions of clauses (i) through (iii) thereof are not applicable to you after your termination of Service;

(f)the State of Oregon, then the restrictions of clauses (i) through (iii) thereof are not applicable to you after your termination of Service if your compensation from the Company and its Affiliates (as determined under applicable state law) is less than the threshold amount (as determined under Oregon law), or if you are subject to Section 16 of the Securities and Exchange Act of 1934, then the restrictions of clauses (i) through (iii) thereof shall cease to apply to you no later than 18 months after your termination of employment; or

(g)the State of Minnesota, then the restrictions of clauses (i) through (iii) thereof are not applicable to you after your termination of Service.

Further, (x) if the duration of, scope of, or any activity covered by the definition of Conflicting Activity is in excess of what is determined to be valid and enforceable under applicable law, then such provision shall be construed and modified to cover only that duration, scope or activity that is determined to be valid and enforceable, and (y) the Company shall not enforce the forfeiture, expiration and/or recoupment provisions herein as a result of your engaging in a Conflicting Activity (after giving effect to any modifications thereto as described in clause (x)) to the extent such forfeiture, expiration or recoupment would violate any applicable law.

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Delivery
Delivery of the shares of Stock represented by your vested RSUs shall be made as soon as practicable after the date on which your RSUs vest and, in any event, by no later than March 15th of the calendar year after your RSUs vest.

Evidence of Issuance
The issuance of the shares of Stock with respect to the RSUs shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, by (i) book-entry registration or (ii) issuance of one or more share certificates.

Withholding
You agree as a condition of this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the RSUs or the issuance of shares of Stock with respect to the RSUs. In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the RSUs or the issuance of shares of Stock with respect to the RSUs, the Company or any Affiliate shall have the right to (i) require you to tender a cash payment, (ii) deduct the tax or withholding payment from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), whereby you irrevocably elect to sell a portion of the shares of Stock to be delivered in connection with the RSUs to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate, or (iv) withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations, provided that, to the extent required to avoid adverse accounting consequences to the Company, the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Laws.
You agree that the Company or any Affiliate shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Company or any Affiliate may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Trading Restrictions Stockholder Rights
If you are subject to any Company “blackout” policy or other trading restriction imposed by the Company (a “Restricted Period”) on the date a distribution would otherwise be made pursuant to this Agreement, such distribution shall instead be made as of the earlier of (i) the first date you are not subject to any such policy or restriction and (ii) the later of (A) the last day of the calendar year in which such distribution would otherwise have been made, and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder. For purposes of this provision, you acknowledge that you may be subject to a Restricted Period for any reason that the Company determines appropriate, including Restricted Periods generally applicable to employees or groups of employees or Restricted Periods applicable to you during an investigation of allegations of misconduct or Conduct Detrimental to the Company by you.
You have no rights as a stockholder with respect to the RSUs unless and until shares of Stock relating to the RSUs have been issued to you and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments to your Stock shall be made for dividends, distributions, or other rights on or with respect to the Stock generally if the applicable record date for any such dividend, distribution, or right occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan. You may at any time obtain a copy of the prospectus related to your Award pursuant to this Agreement by contacting Investor Relations by emailing investor@skywatertechnology.com or accessing the Investor Relations website at http://ir.skywatertechnology.com.

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No Right to Continued Employment or Other Service
This Agreement and the RSUs evidenced by this Agreement do not give you the right to expectation of employment or other Service by, or to continue in the employment or other Service of, the Company or any Affiliate. Unless otherwise specified in a written employment or other written compensatory agreement between you and the Company or an Affiliate, the Company or any Affiliate, as applicable, reserves the right to terminate your employment or other Service relationship with the Company or an Affiliate at any time and for any reason.

Corporate Activity
Your RSUs shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Article 16 of the Plan.

Clawback
The RSUs are subject to mandatory repayment by you to the Company in the circumstances specified in the Plan, including to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under Applicable Laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of the RSUs earned or accrued during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Governing Law & Venue
You understand and agree that the Company is a Delaware corporation and that your RSUs may be part of a contemporaneous grant of many similar awards to individuals located in numerous jurisdictions. You agree that this Agreement and the Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, United States of America, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction.
The exclusive venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

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Compliance with Foreign Exchange Laws
Local foreign exchange laws may affect your RSUs or the vesting of your RSUs. You are responsible for obtaining any exchange control approval that may be required in connection with such events. Neither the Company nor any of its Affiliates will be responsible for obtaining such approvals or liable for the failure on your part to obtain or abide by such approvals. This statement does not constitute legal or tax advice upon which you should rely. You should consult with your personal legal and tax advisers to ensure your compliance with local laws. You agree to comply with all Applicable Laws and pay any and all applicable taxes associated with the grant or vesting of the RSUs.

The Plan
The text of the Plan is incorporated into this Agreement by reference.
Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs. Any prior agreements, commitments, or negotiations concerning the RSUs are superseded, except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Disclaimer of Rights
The grant of RSUs under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. RSUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Data Privacy
As a condition of the grant of the RSUs, you consent to the collection, use, and transfer of personal data as described in this paragraph. You understand that the Company and its Affiliates hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or equivalent, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to shares of Stock awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain, and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of Stock on your behalf, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of Stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to the Data.

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Notice Delivery
By accepting the RSUs, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Company or an Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the normal process employed by the Company or the Affiliate, as applicable, for communicating electronically with its employees.

Code Section 409A
The grant of RSUs under this Agreement is intended to comply with the short-term deferral exemption from Code Section 409A (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with the exemption. Notwithstanding anything to the contrary in the Plan or this Agreement, none of the Company, its Affiliates, the Board, or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and none of the Company, its Affiliates, the Board, or the Committee will have any liability to you for such tax or penalty.
To the extent that the RSUs constitute “deferred compensation” under Section 409A, a termination of Service occurs only upon an event that would be a Separation from Service within the meaning of Section 409A. If, at the time of your Separation from Service, (i) you are a “specified employee” within the meaning of Section 409A, and (ii) the Company makes a good faith determination that an amount payable on account of your Separation from Service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest. Each installment of RSUs that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

By accepting this Agreement, you agree to all of
the terms and conditions described above and in the Plan.

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